James Knopf,

Per the terms and conditions stated below, this letter when fully executed shall serve as the agreement (this "Agreement") between James Knopf ("Knopf") and Mobile Global Esports, Inc. ("MOGO").

1. This Agreement effective June 1, 2021 and shall continue initially through May 31, 2024, subject to the terms hereof.
2. Knopf shall provide certain mutually agreed upon services, which will be carried out pursuant to this Agreement in an effort to promote and support the Mobile Global Esports, Inc.
3. MOGO may also be seeking Knopf's assistance as an Officer, or other role in the future for MOGO (the specifics to be mutually agreed upon).
4. A proper title shall be mutually agreed upon, along the lines of 'Board Member' and/or 'other'. The incumbent services related to such position shall be mutually agreed upon. During this time, Knopf's image and bio may be presented on the website and appear in various private and public offering documents, building value and increasing the credibility of the Company and Knopf. All proposed uses by MOGO of Knopf's name, image and/or bio must be agreed to in advance.
5. MOGO agrees to pay for all pre-approved reasonable expenses incurred while working on the Company's behalf.
6. MOGO and Knopf shall establish and agree upon a Compensation Package to be paid or accrued, and intends to reevaluate such package upon the completion of a successful IPO.
7. Knopf shall also be eligible to receive bonuses on business development deals such as sponsorship he is instrumental in and/or originates on behalf of MOGO, detailed in a separate mutually agreed upon agreement(s) or determined by the Board of Directors.
8. Knopf shall be an Independent Contractor with MOGO, and MOGO acknowledges that Knopf will not be working with MOGO exclusively.
9. Mobile Global Esports, Inc. (MOGO) agrees to issue 50,000 registered and fully transferable Common Shares to Knopf. The Shares shall vest quarterly over a three year period of active involvement, and can be accelerated based on completed contributions and/or at the discretion of the Board of Directors.
10. Knopf may also be offered a leadership role in Mobile Global Esports, Inc. and a package including salary & bonus compensation as well as an equity component detailed in a separate agreement.

In the event a dispute should arise from this agreement that the parties are unable to resolve, the parties agree to binding arbitration in Orange County, CA with each paying his own costs and expenses.

TO ACCEPT THIS AGREEMENT, PLEASE SIGN IN THE APPROPRIATE SPACE BELOW.

Mobile Global Esports, Inc.

By: ______________________

David Pross, CEO

Agreed:

By: ______________________

James Knopf